Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Receives NASDAQ Notice of Non-compliance; Intends to Request Hearing

EXTON, PA--(Marketwired – May 6, 2014) - WPCS International Incorporated (NASDAQ: WPCS) (“WPCS” or the “Company”), which specializes in contracting services for communications infrastructure and the development of a Bitcoin trading platform, today announced that it received a letter from the Staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that unless the Company timely requests a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”), the Company’s common stock would be subject to delisting from The NASDAQ Capital Market due to the Company’s non-compliance with the requirement to solicit proxies and hold an annual meeting of stockholders, as set forth in NASDAQ Listing Rules 5620(a) and 5620(b) (the “Annual Meeting Requirement”).

Accordingly, the Company plans to timely request a hearing before the Panel, which will stay any suspension or delisting action until at least the issuance of a formal determination by the Panel following the hearing or the expiration of any extension granted by the Panel. The Company is diligently pursuing its plan to regain compliance with the Annual Meeting Requirement and, in that regard, had already initiated the process prior to receiving the notice from NASDAQ, and intends to file the proxy statement for the annual meeting within the next week. There can be no assurance that the Panel will grant the Company’s request for continued listing pending the completion of its plan.

Sebastian Giordano, Interim Chief Executive Officer, commented: “The primary reason for the delay in holding our annual meeting was due to the Company commencing first with a special shareholder meeting to approve other Company actions. The scheduling of this special meeting was postponed as a result of several rounds of comments from the SEC, which we have now resolved. The Company believes that amending the special meeting to include the annual meeting requirements would have further delayed the scheduling of both the special meeting and the annual meeting. Management believes that we will regain compliance with the Annual Meeting Requirement based on its current plan to hold its annual meeting as soon as possible.”

About WPCS International Incorporated:

WPCS operates in two business segments including: (1) providing communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide; and (2) developing a Bitcoin trading platform. For more information, please visit www.wpcs.com and www.btxtrader.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

Alliance Advisors, LLC

Valter Pinto

PH: (914) 669-0222

valter@allianceadvisors.net